SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------

                       SCHEDULE 14A--INFORMATION REQUIRED
                              IN A PROXY STATEMENT
                      ------------------------------------
                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                      ------------------------------------

                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]
                      ------------------------------------

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6 (e) (2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Equidyne Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
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     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per Unit price or other underlying value of transaction computed pursuant to Exchange Act Rules 0-11 (Set forth the amount on which the
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[ ]  Fee Paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)       Amount Previously Paid:
                                           ------------------------------------
          (2)       Form, schedule or Registration Statement No.:
                                                                 ---------------
          (3)       Filing Party:
                                 -----------------------------------------------
          (4)       Date Filed:
                               -------------------------------------------------

                              EQUIDYNE CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD JANUARY 11, 2001

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Equidyne Corporation, a Delaware corporation (the "Company"), will be held at the Westford Regency Inn, 219 Littleton Road, Westford, Massachusetts , on Thursday, January 11, 2001, at 9:00 a.m., local time, for the following purposes:

     1.   To elect a Board of seven Directors;

     2. To approve an amendment to the Company's 1996 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance pursuant to the exercise of stock options thereunder from 700,000 shares to 1,500,000 shares; and

     3. To transact such other business as may properly come before the Meeting or at any adjournment thereof.

     A Proxy Statement describing the matters to be considered at the Meeting is attached to this Notice. Only stockholders of record of Common Stock, $.10 par value, of the Company at the close of business on November 15, 2000, which has been fixed as the record date for the Meeting, shall be entitled to notice of, and to vote at, the Meeting and any adjournments thereof. All stockholders are cordially invited to attend the Meeting in person.

                                        By order of the Board of Directors

                                        Matthew Slepian
                                        Secretary

November 28, 2000
Westford, Massachusetts

IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING AND WISH YOUR SHARES OF COMMON STOCK TO BE VOTED, YOU ARE REQUESTED TO SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                              EQUIDYNE CORPORATION
                               238 LITTLETON ROAD
                          WESTFORD, MASSACHUSETTS 01886

                              --------------------

                                 PROXY STATEMENT

                              --------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 11, 2001

     This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of EQUIDYNE CORPORATION, a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the Westford Regency Inn, 219 Littleton Road, Westford, Massachusetts, at 9:00 a.m., local time on January 11, 2001, or at such other time or place to which the Meeting may be adjourned, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement.

     The approximate date on which this Proxy Statement, Notice and accompanying Proxy will first be sent or given to stockholders is December 15, 2000.

     A copy of the Company's Annual Report for the fiscal year ended July 31, 2000 accompanies this Proxy Statement.

                       VOTING SECURITIES AND VOTE REQUIRED

     Only stockholders of record as of the close of business on November 15, 2000 (the "Record Date") will be entitled to notice of, and to vote the shares of common stock, $.10 par value (the "Common Stock"), of the Company held by them on such date, at the Meeting and at any adjournments thereof. On the Record Date, there were issued and outstanding 16,347,959 shares of Common Stock. The Common Stock constitutes the only outstanding class of voting securities of the Company to be voted at the Meeting.

     Each share of Common Stock held by a stockholder entitles such holder to one vote on each matter that is voted upon at the Meeting or any adjournments thereof.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. Broker "non-votes" and the shares as to which a stockholder abstains from voting are included for purposes of determining whether a quorum of shares is present at a meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

     A plurality of the total votes cast by holders of Common Stock is required for the election of directors. In tabulating the vote on the election of directors, abstentions and broker "non-votes" will be disregarded and will have no effect on the outcome of such vote.

     The affirmative vote of a majority of the votes cast by holders of Common Stock is required to approve the proposal to increase the number of shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan (the "Stock Option Plan Amendment"). In tabulating the votes on the proposal to approve the Stock Option Plan Amendment, shares as to which a stockholder abstains are considered shares entitled to vote on the applicable proposal and therefore an abstention would have the effect of a vote against such proposal. Broker non-votes, however, are not considered shares entitled to vote on the proposal and are not included in determining whether the Stock Option Plan Amendment is approved.

     If the accompanying Proxy is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying Proxy will vote "FOR" the Board of Directors' slate of nominees, the Stock Option Plan Amendment and as recommended by the Board of Directors with regard to any other matter or if no such recommendation is given, in their own discretion. Each Proxy granted by a stockholder may be revoked by such stockholder at any time thereafter by writing to the Secretary of the Company prior to the Meeting, or by execution and delivery of a subsequent Proxy or by attendance and voting in person at the Meeting, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy.

     The cost of soliciting these Proxies, consisting of the printing, handling and mailing of the Proxy and related material, and the actual expense incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding proxy material to the beneficial owners of stock, will be paid by the Company.

     In order to assure that there is a quorum, it may be necessary for certain officers, directors, regular employees and other representatives of the Company to solicit Proxies by telephone or telegraph or in person. These persons will receive no extra compensation for their services. The Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies for the Meeting for which they will receive a fee of $10,000 plus expenses. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of the Record Date concerning
(i) persons known to management to be the beneficial owners of more than 5% of the Company's Common Stock on such date, (ii) the ownership interest of each director and executive officer and (iii) the ownership interest of all directors and executive officers as a group.

                                                        BENEFICIAL OWNERSHIP (*)

     NAME                     STATUS                      SHARES      PERCENTAGE
     ----                     ------                      ------      ----------
Jim Fukushima            Director and Vice             2,152,000 (1)    12.4%
                         Chairman

Concord Effekten AG(2)   Stockholder                   1,523,333         9.3%

Thomas A. Slamecka       Director                        968,258 (3)     5.6%

Joseph R. Nelson         Director, Chairman of           613,600 (4)     3.6%
                         the Board, President and
                         Chief Executive Officer

Michael T. Pieniazek     Director, Executive Vice        340,361 (5)     2.1%
                         President, Chief
                         Financial Officer and
                         Treasurer

Marcus R. Rowan          Director                        317,000 (6)     1.9%

Blake C. Davenport       Director                        136,700 (7)     0.8%

Dr. James R. Gavin III   Director                         20,000 (8)     0.1%

All executive officers                                 4,547,919 (9)     23.8%
and directors as a group
      (7 persons)

-----------------

* Includes voting and investment power, except where otherwise noted. The number of shares beneficially owned includes shares each beneficial owner and the group has the right to acquire within 60 days of the Record Date pursuant to stock options, warrants and convertible securities.

(1) Includes (i) indirect beneficial ownership of 302,000 shares and presently exercisable warrants for 500,000 shares of Common Stock and (ii) presently exercisable options and warrants for 550,000 shares of Common Stock.

(2) Concord Effekten AG is an investment banking firm based in Frankfurt, Germany.

(3)  Includes presently exercisable options for 797,258 shares of Common Stock.

(4)  Includes presently exercisable options for 600,000 shares of Common Stock.

(5)  Includes presently exercisable options for 63,611 shares of Common Stock.

(6)  Includes presently exercisable options for 135,000 shares of Common Stock.

(7)  Includes presently exercisable options for 100,000 shares of Common Stock.

(8)  Includes presently exercisable options for 20,000 shares of Common Stock.

(9) Includes presently exercisable options and warrants for Common Stock listed in notes 1, 3, 4, 5, 6, 7 and 8 above.

                                   PROPOSAL I
                              ELECTION OF DIRECTORS
                              ---------------------

     At the Meeting, seven Directors will be elected to serve until the next annual meeting and until their successors are elected and qualified. The Board of Directors will vote all Proxies received by them in the accompanying form for the nominees listed below. The current size of the Board of Directors is seven, and all nominees are presently Directors of the Company. At the 1999 Annual Meeting six persons were elected as directors. In January 2000, the Board of Directors increased the number of directors to seven persons and elected Joseph
R. Nelson to fill the vacancy created by the increase. Andy Rosch resigned as a director in March 2000, and the Board of Directors elected Dr. James R. Gavin III to fill the vacancy. In the event any nominee is unable to or declines to serve at the time of the Meeting, the Proxies will be voted for an alternative nominee who shall be designated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a Director.

     The following sets forth information about each nominee for elected to the Board of Directors:

     Name              Age              Position                     Year Became
     ----              ---              --------                       Director
                                                                       --------
Joseph R. Nelson        47    Director, Chairman of the Board            2000
                              of Directors, President and Chief
                              Executive Officer
Jim Fukushima           56    Vice Chairman and Director                 1999
Michael T. Pieniazek    42    Director, Executive Vice                   1999
                              President, Chief Financial
                              Officer and Treasurer
Thomas A. Slamecka      60    Director                                   1996
Marcus R. Rowan         39    Director                                   1996
Blake C. Davenport      33    Director                                   1997
Dr. James R. Gavin III  55    Director                                   2000

     The terms of the Board of Directors will expire at the next annual meeting of stockholders. The officers are elected by the Board of Directors and hold office at the will of the Board.

     Joseph R. Nelson became the Chairman of the Board in August 2000, and has served as President and Chief Executive Officer since January 2000. Mr. Nelson was President and Chief Executive Officer of LXN Corp., a developer and manufacturer of diabetes testing systems located in San Diego, California, from February 1998 through December 1999. From January 1994 through January 1998, Mr. Nelson was Director of Marketing for Eli Lilly & Co.'s U.S. Diabetes Care Business Unit.

     Michael T. Pieniazek has served as Executive Vice President since December 1999 and has served as Chief Financial Officer and Treasurer since July 1995. Mr. Pieniazek had served as President from April 1997 through December 1999 and Secretary from January 1996 to December 1999. From 1987 to 1995, Mr. Pieniazek served in various executive positions, the last having been Executive Vice President and Chief Financial Officer, for Organogenesis Inc., a Massachusetts-based, biotechnology company. From 1980 to 1987, Mr. Pieniazek was an auditor with Price Waterhouse Coopers LLP.

     Jim Fukushima became Vice Chairman in October 1999. Since 1995, he has been President of HNS International, Inc., Tustin, California, which he wholly-owns, which is engaged in the distribution of medical and automotive products.

     Blake C. Davenport has been the President and owner of Davenport Interests, Inc., Dallas, Texas, a private investment company, for more than the past five years.

     Dr. James R. Gavin III has been a Senior Scientific Officer of the Howard Hughes Medical Institute located in Chevy Chase, Maryland, since 1991. Dr. Gavin is a member of the National Board of Directors of the American Diabetics Association and has served as a past president of this organization.

     Marcus R. Rowan has been President of Berkshire Interests, Inc., Dallas, Texas, which specializes in commercial real estate and investments, for more than the past five years.

     Thomas A. Slamecka has been a consultant to Mr. Nelson since August 2000, having served as Chairman of the Board of the Company from February 1997 to July 2000. Mr. Slamecka was President of the ConAgra Poultry Company, Inc., Duluth, Georgia, from 1995 to February 1997, and from 1990 to 1994, he was President and Chief Executive Officer of CEEC Inc., Atlanta, Georgia.

     There is no family relationship among the directors or executive officers.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.


BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of 13 meetings during the fiscal year ended July 31, 2000, including actions by unanimous written action. No Director attended fewer than 75% of the aggregate of all meetings of the Board of Directors. The only Board Committee is an Audit Committee consisting of Messrs. Davenport, Rowan and Gavin. The Audit Committee has general responsibility for oversight of financial controls and for accounting and audit activities of the Company, including reviews with the Company's independent accountants. The Audit Committee met once during the fiscal year ended July 31, 2000.

COMPENSATION OF DIRECTORS

     In March 2000, the Company granted to Messrs. Rowan, Davenport and Gavin, five-year options to purchase 75,000, 50,000 and 20,000 shares, respectively, of the Company's Common Stock at $7.00 per share. Options granted to directors during Fiscal 2000 were not issued under the 1996 Stock Option Plan. Also in March 2000, the Company compensated Messrs. Rowan and Davenport in the amount of $175,000 and $125,000, respectively, for their services as Directors since 1996 and 1997, respectively. Non-employee Directors receive compensation of $2,000 per meeting attended, and are reimbursed for travel expenses.

                EXECUTIVE COMPENSATION AND EMPLOYMENT AGREEMENTS

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning all cash and non-cash compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the other executive officers whose total compensation was in excess of $100,000 during the fiscal year ended July 31, 2000:

                                                       ANNUAL COMPENSATION
                                                                                 LONG-TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                                                SECURITIES
                                                               OTHER ANNUAL     UNDERLYING
NAME AND PRINCIPAL POSITION        YEAR    SALARY     BONUS    COMPENSATION      OPTIONS
Joseph R. Nelson                   2000   $196,331        --              --     600,000
     President and Chief
     Executive Officer (1)
Thomas A. Slamecka                 2000     52,404  $220,000    $894,000 (3)     250,000
     Chairman of the Board         1999    100,000        --              --     237,985
                                   1998    100,000        --              --     618,550
Michael T. Pieniazek               2000    146,111   250,000     334,500 (4)      50,000
     Executive Vice President,     1999    125,000        --              --     166,334
     Chief Financial Officer and   1998    125,000        --              --     402,750
     Treasurer (2)

-----------------

(1)  Mr. Nelson became President and Chief Executive Officer in January 2000.

(2) Mr. Pieniazek served as President from April 1997 through December 1999, and continues to serve as Executive Vice President, Chief Financial Officer and Treasurer.

(3) Other compensation consists of (1) 100,000 shares of Common Stock issued pursuant to Mr. Slamecka's Employment Agreement, valued at $6.69 per share, and (2) lump sum cash payment in lieu of salary and expenses of $225,000, paid pursuant to Mr. Slamecka's Termination Agreement.

(4) Other compensation consists of 50,000 shares of Common Stock issued pursuant to Mr. Pieniazek's Employment Agreement, valued at $6.69 per share.

EMPLOYMENT AGREEMENTS

     The Company entered into an employment agreement with Joseph R. Nelson to serve as President and Chief Executive Officer for an initial term from January 2000 through December 2002, subject to annual renewals. Mr. Nelson receives annual base salary of $250,000, plus an annual profits bonus equal to 5% of the amount that consolidated net after-tax operating profits exceeds $1 million, provided for such year the Company's earns a 12% return on its common stock equity, and may also receive a supplemental bonus. In addition, the Company agreed to make available interest-free loans to Mr. Nelson of up to $150,000, to be forgiven over a three-year period, provided Mr. Nelson remains an employee of the Company. As of July 31, 2000, the Company's outstanding loan to Mr. Nelson is $150,000. The Employment Agreement also provided for the grant of options to purchase up to 600,000 shares of Common Stock at an exercise price of $1.125 per share, which was the fair market value on the date of the grant. Such options vested immediately, subject to continuation of employment for a minimum of six months.

     Mr. Nelson's Employment Agreement further provides for a lump sum termination payment of the greater of (A) the amount of his then current annual base salary or (B) the continuation of his base salary for the balance of the current term of his Employment Agreement, plus continuation of health benefits for 12 months. Should the termination result from a change in control of the Company, as defined, the termination payment would be two times Mr. Nelson's then current base salary, plus continuation of health benefits for 12 months.

     On June 15, 2000, the Company entered into a Termination Agreement with Mr. Slamecka, under which Mr. Slamecka's employment under his Amended and Restated Employment Agreement with the Company terminated as of that date. Mr. Slamecka agreed to remain as the Chairman of the Board through July 31, 2000, and thereafter to serve as a consultant to the Company without any compensation, other than the reimbursement of his direct, out-of-pocket expenses. Pursuant to the Termination Agreement, Mr. Slamecka was paid $46,300 in cash, representing pre-payment of $17,500 for his then current annual salary of $75,000 through July 31, 2000, and $28,800 for his annual expenses and was paid $225,000 in cash representing a lump sum payment in lieu of salary and expenses otherwise payable to him under his Amended and Restated Employment Agreement. Mr. Slamecka also received $220,000 in cash, representing partial payment of the profits bonus for the fiscal year 2000. Mr. Slamecka is also entitled to a profits bonus for fiscal year 2001, provided, however, this bonus shall now not exceed $500,000. In addition, the Termination Agreement provided for a payment to Mr. Slamecka of $250,000 in cash, representing partial payment of the profits bonus for fiscal year 2001, upon the Company's disposal of additional shares of Rosch AG during Fiscal 2001 resulting in net proceeds to the Company in excess of $5,000,000. This payment was made in September 2000. Upon a change of control of the Company, the maximum amount of the profits bonus for fiscal years 2000 and 2001, shall be paid by the Company to Mr. Slamecka. The Termination Agreement also provides that the Company maintain health insurance for Mr. Slamecka and his spouse through December 31, 2003.

     As of August 31, 1999, the Company amended Mr. Slamecka's prior Employment Agreement so that no further salary or loans would be provided to him. Under this amendment, Mr. Slamecka was granted an option to purchase 250,000 shares of Common Stock at an exercise price of $1.25 per share, exercisable six months after grant and terminating after five years. As of January 1, 2000, the Company entered into an Amended and Restated Employment Agreement with Mr. Slamecka to serve as Chairman of the Board for an initial term thereunder terminating on December 31, 2003, subject to annual renewals, and his prior Employment Agreement was terminated. Mr. Slamecka received an annual base salary of $75,000, plus a profits bonus equal to 5% of consolidated pre-tax profits in excess of $500,000 for the first two years under the Amended and Restated Employment Agreement commencing with the fiscal year ended July 31, 2000. This profits bonus is not to exceed $275,000 in the first fiscal year and $785,000 in the second fiscal year. On February 17, 2000, the Company awarded 100,000 shares of Common Stock to Mr. Slamecka pursuant to the terms of his Amended and Restated Employment Agreement which provided that Mr. Slamecka was entitled to these bonus shares after the price of the Common Stock exceeded $6.20 per share.

     As of January 1, 2000, the Company entered into an Amended and Restated Employment Agreement with Mr. Pieniazek to serve as Executive Vice President and Chief Financial Officer for an initial term terminating on December 31, 2003, subject to annual renewals, and his prior Employment Agreement was terminated. Mr. Pieniazek received an annual base salary of $150,000, increasing to $165,000 upon the successful completion of the initial public offering of Rosch AG Medizintechnik in February 2000, plus a profits bonus equal to 5% of consolidated pre-tax profits in excess of $500,000 for the first two years commencing with the fiscal year ended July 31, 2000. This profits bonus was not to exceed $275,000 in the first fiscal year and $785,000 in the second fiscal year. On February 17, 2000, the Company awarded 50,000 shares of Common Stock to Mr. Pieniazek pursuant to the terms of his Amended and Restated Employment Agreement which provided that Mr. Pieniazek was entitled to these bonus shares after the price of the Common Stock exceeded $6.20 per share.

     On June 15, 2000, the Company entered into a Termination Agreement with Mr. Pieniazek, which provides that Mr. Pieniazek's employment at the Company will terminate on a date chosen by Mr. Pieniazek, but the date was not to be later than October 31, 2000. Mr. Pieniazek will continue to receive his annual base salary of $165,000 determined under his Amended and Restated Employment Agreement until the date that his employment with the Company is terminated. In addition, if Mr. Pieniazek's employment is terminated after July 31, 2000, he shall not be entitled to receive a pro rata portion of the profits bonus for Fiscal Year 2001. Upon execution of the Termination Agreement, Mr. Pieniazek was paid $200,000 in cash, in lieu of any Profits Bonus that may have become payable for any and all fiscal years pursuant to Mr. Pieniazek's prior Employment Agreements with the Company. On the date that Mr. Pieniazek's employment terminates with the Company, the Termination Agreement provides that he is entitled to an amount of $400,000 in cash, if the date of employment termination is prior to September 1, 2000, however, the Company may, in its sole discretion, pay Mr. Pieniazek $475,000 in cash, if a new Chief Financial Officer has been chosen to replace Mr. Pieniazek and, in the Company's business judgment, a new successful transition has been made to the new Chief Financial Officer, or $475,000 in cash, if the date of Mr. Pieniazek's employment termination is after September 1, 2000. The Termination Agreement also provides that the Company will maintain health insurance and dental insurance for Mr. Pieniazek for one year from the date of the Termination Agreement, except that such coverage will terminate if Mr. Pieniazek becomes eligible to be covered by a similar plan through another employment agreement or consulting arrangement during this period.

     On September 1, 2000, the Company entered into an Addendum to Mr. Pieniazek's Termination Agreement, which provides that Mr. Pieniazek's employment at the Company will terminate on a date chosen by Mr. Pieniazek, but the date is not to be later than February 28, 2001. In addition, the addendum provides that Mr. Pieniazek is entitled to a profits bonus for fiscal year 2001, provided, however, that this bonus not exceed $500,000. Since Mr. Pieniazek's employment at the Company will in all events terminate prior to the end of Fiscal Year 2001, the amount of Mr. Pieniazek's profits bonus for Fiscal Year 2001, after he is paid the partial payment discussed herein, will equal the amount of the profits bonus that Mr. Pieniazek would have been entitled to receive for the Fiscal Year 2001, multiplied by a fraction, the numerator of which will be the number of days during the Fiscal Year 2001 that Mr. Pieniazek was employed by the Company and the denominator of which shall be three hundred sixty-five (365). In addition, the Addendum provided for a payment to Mr. Pieniazek of $250,000 in cash, representing partial payment of the profits bonus for fiscal year 2001, upon the Company's disposal of additional shares of Rosch AG during Fiscal 2001 resulting in net proceeds to the Company in excess of $5,000,000. This payment was made in September 2000. Upon a change of control of the Company, the maximum amount of the profits bonus for fiscal year 2001 shall be paid by the Company to Mr. Pieniazek.

OPTION GRANTS

     The following table sets forth certain information regarding grants of stock options made during the fiscal year ended July 31, 2000 to the named executive officers.

                       OPTIONS GRANTED IN LAST FISCAL YEAR
                                                                     POTENTIAL REALIZABLE VALUE
                                                                     AT ASSUMED ANNUAL RATES OF
                               INDIVIDUAL GRANTS                       STOCK APPRECIATION FOR
                                                                          OPTION TERM (3)
                              % OF TOTAL
               NUMBER OF       OPTIONS
               SECURITIES     GRANTED TO    EXERCISE
               UNDERLYING    EMPLOYEES IN   OR BASE
                OPTIONS      FISCAL YEAR    PRICE       EXPIRATION
NAME          GRANTED (1)        (2)        ($/SHARE)      DATE         5% ($)         10% ($)
Joseph R.
Nelson          600,000         36.7%         $1.125    December       $184,000       $411,000
                                                         2004
Thomas A.
Slamecka        250,000         15.3%         $1.25     August 2004     $87,500       $190,000

Michael T.
Pieniazek        50,000          3.1%         $1.25     August 2004     $17,500        $38,000

-----------------

(1) Options were not granted under the 1996 Stock Option Plan (see "Stock Option Plan", below).

(2) Based on an aggregate of 1,633,000 options granted by the Company to employees in the fiscal year ended July 31, 2000.

(3) Amounts represent hypothetical gains that could achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. The gains show are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or the sale of the underlying shares.

STOCK OPTION PLAN

     In October 1996, the Company's stockholders approved the 1996 Stock Option Plan providing for the issuance of up to 300,000 shares of the Company's Common Stock, which amount was increased to 700,000 shares in December 1999. The 1996 Stock Option Plan is administered by the Board of Directors or an Option Committee. Options granted under this Plan are either incentive stock options or non-qualified stock options which would be granted to employees, officers, directors and other persons who perform services for or on behalf of the Company and its subsidiaries. Options are exercisable as determined at the time of grant except options to officers or directors may not vest earlier than six months from the date of grant, and the exercise price of all the option cannot be less than the fair market value at the date of grant. At July 31, 2000, options for an aggregate of 696,827 shares were granted, of which options for 666,827 shares were exercised and options for 30,000 remaining outstanding. The 30,000 outstanding options have an exercise price of $4.38 per share and expire in October 2001. Pursuant to Employment Agreements with Messrs. Nelson, Slamecka and Pieniazek, the Company has granted stock options to such persons. See "Employment Agreements" herein. One proposal at the Meeting is an increase in the number of shares of Common Stock underlying the 1996 Stock Option Plan, see Proposal 2.

     In addition to the foregoing, during fiscal 2000 the Board of Directors has granted certain stock options to the Company's executives outside of the 1996 Stock Option Plan. See "Option Grants", above.

AGGREGATE OPTION EXERCISES IN FISCAL 2000 AND FISCAL YEAR-END OPTION VALUES

     The following table provides information on options exercised during the fiscal year ended July 31, 2000, and the value of unexercised stock options owned by the executive officers named in the Summary Compensation Table as of July 31, 2000.

                     SHARES
                     ACQUIRED                                            VALUE OF UNEXERCISED
                        ON        VALUE       NUMBER OF UNEXERCISED     IN-THE-MONEY OPTIONS AT
                     EXERCISE    REALIZED    OPTIONS AT JULY 31, 2000      JULY 31, 2000(1)

       NAME                                  EXERCISABLE UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
Joseph R. Nelson           --          --     600,000             --    $1,237,500            --
Thomas A. Slamecka    175,000  $1,458,484     807,258             --    $1,344,830            --
Michael T. Pieniazek  274,750  $2,305,849     205,439             --      $447,566            --

-----------------

(1) Fair market value of the Common Stock on the last trading date of the fiscal year ended July 31, 2000, less the applicable exercise prices, multiplied by the number of shares underlying the options.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission ("SEC"). Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the fiscal year ended July 31, 2000, five (5) executive officers and directors filed late reports. All of these executive officers and directors subsequently filed their required reports. All of the Company's executive officers and directors are currently in compliance with all of their Section 16(a) filing requirements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As of July 31, 2000, the Company had loaned Joseph R. Nelson, President and Chief Executive Officer, an aggregate of $150,000 pursuant to his Employment Agreement. The Employment Agreement provides that the Company make available to

Mr. Nelson interest-free loans up to $150,000, to be forgiven over a three-year period, provided Mr. Nelson remains an employee of the Company.

     Effective November 15, 1999, the Company sold to Jim Fukushima, Vice Chairman and a Director, 800,000 shares of Common Stock at a price of $.50 per share and warrants to purchase up to 300,000 shares of Common Stock at an exercise price of $2.00 per share exercisable for three years, and also a 5% interest in Rosch GmbH, through a sub-participation contract for an aggregate of $2,000,000.

     During the fiscal year ended July 31, 1999, the Company entered into a distribution agreement with HNS International Inc. ("HNS"), of which Mr. Fukushima is the president and a principal stockholder, providing HNS with exclusive distribution rights for the Injex(TM) System throughout Japan, Asia and Australia. In April 1999, HNS purchased 500,000 shares of the Company's Common Stock and was issued warrants to purchase up to 500,000 shares of Common Stock at an exercise price of $2.50 per share, expiring in April 2002. In September 1999, Mr. Fukushima was elected to the Company's Board of Directors and was issued a five year option to purchase 50,000 shares of Common Stock at $1.09 per share exercisable after six months. In October 1999, Mr. Fukushima was elected Vice Chairman and was granted a five year option to purchase 200,000 shares of Common Stock at $1.90 per share.

                                   PROPOSAL 2

                       AMENDMENT TO 1996 STOCK OPTION PLAN
                       -----------------------------------

     The Board of Directors of the Company has unanimously approved for submission to a vote of the stockholders a proposal to amend the 1996 Stock Option Plan to increase from 700,000 shares of Common Stock to 1,500,000 shares of Common Stock the number of shares reserved for issuance pursuant to the exercise of options granted thereunder. The purposes of the Plan are to attract and retain the best available personnel for positions of responsibility within the Company, to provide additional incentives to employees of the Company and to promote the success of the Company's business through the grant of options to purchase Common Stock. Each option granted pursuant to the Plan shall be designated at the time of grant as either an "incentive stock option" or as a "non-qualified option." The 1996 Stock Option Plan, as proposed to be amended, would authorize the issuance of a maximum of 1,500,000 shares of Common Stock pursuant to the exercise of options granted thereunder. As of October 31, 2000, stock options to purchase 696,827 shares of Common Stock under the 1996 Stock Option Plan have been granted and 30,000 were outstanding, including options to purchase 20,000 shares to executive officers and Directors of the Company, and 666,827 options have been exercised. In addition, the Board of Directors has had to grant options outside of the 1996 Stock Option Plan to executive officers and directors to compensate and incentivize them for their services to the Company.

ADMINISTRATION

     The 1996 Stock Option Plan is administered by Board of Directors or an Option Committee. The Board of Directors or the Option Committee has authority to select the individuals who are to be granted options from among those eligible to participate in the 1996 Stock Option Plan and to establish the number of shares which may be issued under each option. The Company does not presently have an Option Committee.

ELIGIBILITY

     Options may be granted only to (i) individuals who are employees of the Company and its subsidiaries, including officers and directors who are also employees at the time the Option is granted, (ii) individuals who are directors but not also employees of the Company and its subsidiaries ("Non-Employee Directors"), and (iii) any other persons who perform services for or on behalf of the Company and its subsidiaries, affiliates or any entity in which the

Company has an interest, or who are deemed by the Board of Directors to be in a position to perform such services in the future. Options that constitute incentive stock option ("ISOs") may only be granted to employees described in clause (i) above, and Non-Employee Directors shall only be granted non-qualified stock options ("NQSOs"). No Options may be granted under the 1996 Stock Option Plan after August 9, 2006.

OPTION PRICE AND TERMS

     Options granted under the 1996 Stock Option Plan may be either ISOs or NQSOs The option price of each share of Common Stock subject to an option will be fixed by the Board of Directors or the Option Committee but shall not be less than the fair market value of the Common Stock on the date of grant of the option. Under the 1996 Stock Option Plan, the fair market value with respect to such shares shall be equal to the last reported sales prices of the Common Stock on the OTC Electronic Bulletin Board (or other interdealer quotation system or exchange) on the day on which an option is granted. An option designated as an ISO is intended to qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Thus, the aggregate fair market value, determined at the time of grant, of the shares with respect to which ISO's are exercisable for the first time by an individual during any calendar year may not exceed $100,000. NQSOs are not subject to this requirement. Certain adjustments in the option price may be made for extraordinary dividend distributions. The Board of Directors or the Option Committee shall determine the option period, provided it is not longer than five years, in the case of ISOs, or 10 years, in the case of NQSOs, subject to earlier termination, the vesting period and the payment terms. In the event of termination of employment, the Optionee may exercise his options at any time within one year of the termination, but in no event later than the expiration date of the option; however, if the employee is terminated "for cause," the option expires immediately. All unvested options vest upon a "change of control" of the Company. Upon exercise of an option, payment for shares may be made in cash, or, if the option agreement so provides, in shares of Common Stock calculated based upon their fair market value as of the date of their delivery or, a combination of stock and cash.

TRANSFERABILITY

     Options granted under the 1996 Stock Option Plan are not transferable by the Optionee otherwise than by will or the laws of descent and distribution, to the Optionee's spouse or his children, grandchildren or parents. Options are exercisable during the lifetime of the Optionee only by the Optionee or by the Optionee's guardian or legal representative.

TERMINATION. SUSPENSION OR MODIFICATION OF THE 1996 STOCK OPTION PLAN

     The Board of Directors may terminate, suspend, or modify the 1996 Stock Option Plan at any time but may not, without authorization of the Company's stockholders, effect any change which under Section 16(b) of the Securities Exchange Act of 1934, as amended, applicable Delaware law or tax law, or the rules of any national securities exchange or national quotation system on which the Common Stock is then listed or traded requires the prior approval of stockholders.

FEDERAL INCOME TAX CONSEQUENCES

     A participant under the 1996 Stock Option Plan does not realize income for federal income tax purposes as a result of (i) the grant of an ISO under the 1996 Stock Option Plan or (ii) the exercise of an ISO under the 1996 Stock Option Plan. The Company is not entitled to a federal income tax deduction upon the grant or exercise of an ISO. Long-term capital gains tax rates will apply to the gain (excess of the amount received for the shares over the amount paid for the shares) at the time that the participant disposes of the shares provided that certain holding requirements discussed below are met. The spread between the exercise price and the fair market value of the transferred shares at the time of the exercise of an ISO is included in alternative minimum taxable income subject to the alternative minimum tax for the taxable year in which such transfer occurs. If the shares are disposed of in the same taxable year and the amount realized is less than that fair market value at the time of exercise, the amount included in the alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.

     The availability of the income tax treatment discussed in the foregoing paragraph is subject to two conditions. First, the optionee must continue to be an employee of the Company or a parent or subsidiary of the Company at all times during the period beginning on the date that the ISO was granted and ending (with exceptions for disability and death) on the date three months before the option is exercised. Second, such income tax treatment is available only if the optionee does not dispose of the shares acquired pursuant to the exercise of the ISO (i) within two years from the date of granting of the option nor (ii) within one year after the shares were issued pursuant to the exercise of the option. If the optionee disposes of the shares prior to the expiration of the required holding period, the optionee realizes ordinary income in the year of disposition equal to the excess of the fair market value of the shares at the time of the exercise over the option exercise price and the same amount is then deductible by the Company. In addition, the optionee will recognize short-term or long-term capital gain on the excess, if any, of the disposition price over the exercise price.

     An optionee realizes no income as a result of the grant of a NQSO under the 1996 Stock Option Plan. However, an optionee realizes ordinary income upon the exercise of the NQSO (or at the later date described below) equal to the excess of the fair market value of the shares at the time of exercise (or at such later date) over the option exercise price. The Company is not entitled to a federal income tax deduction upon the grant of the NQSO, but upon transfer of the shares to such optionee upon its exercise (or at the later date described below) an amount corresponding to the optionee's taxable income becomes deductible by the Company. The amount of income recognized at the time of exercise is added to the option price to determine the optionee's basis in the shares, and any further appreciation upon ultimate sale of the shares is taxable as short- or long-term capital gains (with the holding period measured from the date of exercise). If the shares received upon exercise are not transferable and are subject to a substantial risk of forfeiture, the realization of compensation income is postponed until the earlier of the lapse of the forfeiture restrictions or the making of an "IRC 83(b) election." For such purposes, potential liability by Company insiders under securities laws with respect to short swing trading constitutes a substantial risk of forfeiture. Where other shares of stock have been purchased within six months of exercise of the option, recognition of the compensation attributable to such exercise may be postponed for a period of six months from the date of purchase of such other shares of stock due to such liability.

     The foregoing is only a summary of the principal tax consequences to the Company and the optionees from the grant and exercise of options under the 1996 Stock Option Plan.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" FOR APPROVAL OF THE PROPOSAL TO AMEND THE 1996 STOCK OPTION PLAN

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of Ernst & Young LLP, the Company's independent public accountants for the fiscal year ended July 31, 2000, are expected to attend the Meeting and will be available to respond to appropriate questions. Such representatives will also be given an opportunity to make a statement if they so desire. The Board of Directors has selected Ernst & Young LLP as its accountants for the fiscal year ending July 31, 2001.

                  SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Stockholders who desire to submit proposals for inclusion in the Company's proxy statement for the 2001 Annual Meeting of Stockholders of the Company must submit such proposals to the Secretary of the Company at the Company's principal executive office by July 31, 2001. If such proposal is in compliance with all the requirements of Rule 14a-8 under the Exchange Act, it will be included in the Company's proxy statement and the form of proxy for such meeting.

                                  OTHER MATTERS

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH BENEFICIAL HOLDER OF ITS COMMON STOCK ON THE RECORD DATE WHO DID NOT RECEIVE A COPY OF THE COMPANY'S ANNUAL REPORT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT OF FORM 10-KSB FOR THE FISCAL YEAR ENDED JULY 31, 2000 AS FILED WITH THE SEC. ANY SUCH REQUEST SHOULD BE MADE IN WRITING TO THE SECRETARY OF THE COMPANY, 238 LITTLETON ROAD, WESTFORD, MASSACHUSETTS 01886.

     As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any other matters to be brought before the Meeting other than as set forth in this Proxy Statement. However, if any other matters not mentioned in the Proxy Statement are properly brought before the Meeting or any adjournments thereof, the persons named in the enclosed Proxy or their substitutes will have discretionary authority to vote proxies given in said form, or otherwise act, in respect of such matters in accordance with their best judgment.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                             Matthew Slepian,
                                             Secretary


November 28, 2000


STOCKHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                              EQUIDYNE CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 11, 2001

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Equidyne Corporation, a Delaware corporation (the "Company"), acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated November 28, 2000, and hereby constitutes and appoints Joseph R. Nelson or Michael T. Pieniazek, and either jointly or severally, to vote all shares of Common Stock of which the undersigned would be entitled to vote at the Annual Meeting of Stockholders
(the "Meeting"), and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

  1. The election of seven (7) directors nominated by the Board of Directors.

       FOR all nominees listed below   WITHHOLD AUTHORITY
       (except as indicated) [ ]       to vote for all nominees listed below [ ]


  NOMINEES:   Blake C. Davenport, Jim Fukushima, Dr. James R. Gavin III,
              Joseph R. Nelson, Michael T Pieniazek, Marcus R. Rowan and
              Thomas A. Slamecka

  (INSTRUCTION:     To withhold authority to vote for any individual nominee or nominees, write such nominee's or nominees' name(s) in the space provided below.)

 -------------------------------------------------------------------------------

  2. Approve an amendment to the 1996 Stock Option Plan to increase the number of shares reserved for issuance thereunder to 1,500,000 shares.

                  FOR           AGAINST         ABSTAIN
               --            --              --

  3. Other matters as may properly come before the Meeting or any adjournment or adjournments thereof.

     This Proxy, when properly executed, will be voted as directed. If no direction is indicated, the Proxy will be voted FOR the above proposal.


                                        Dated:            , 200
                                               -----------     -

                                                              (L.S.)
                                        ----------------------

                                                              (L.S.)
                                        ----------------------

                                        Please sign your name exactly as it
                                        appears hereon. When signing as
                                        attorney, executor, administrator,
                                        trustee or guardian, please give your
                                        full title as it appears hereon. When
                                        signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if returned in the enclosed envelope and mailed in the United States.

                                        PLEASE SIGN, DATE AND MAIL THIS PROXY
                                        IMMEDIATELY IN THE ENCLOSED ENVELOPE.